Exhibit 99.1

CONTACTS: Press: Sovereign Bancorp:  Investor: Sovereign Bancorp:
                 Missy Orlando                 Jay Sidhu
                 (617) 748-1805                (610)320-8416
                 Fleet:                        Dennis Marlo
                 James Mahoney                 (610)320-8437
                 (617)346-5472                 Mark McCollom
                 James Schepker                (610)208-6426
                                               (860)986-7592
                 BankBoston:
                 BankBoston:                   John Kahwaty
                 Bruce Spitzer                 (617)434-3650
                 (617)434-8251

September 7, 1999                           For Immediate Release

                SOVEREIGN BANCORP TO ACQUIRE 278
                            BRANCHES
                    FROM FLEET AND BANKBOSTON

 -Creates Boston-Based Sovereign Bank New England, Third Largest
             Commercial Banking Franchise in Region-

  -Includes Associated Small Business and Middle Market Lending
                         Relationships-

     -Completes Sovereign's Transformation to Super-Regional
   Commercial Bank, With Presence From Philadelphia to Boston-

   -Helps Fleet and BankBoston Meet Regulatory Requirement to
                    Complete Pending Merger-

          -Immediately Accretive to Sovereign Earnings-

  -More Than 3,500 Fleet and BankBoston Jobs to be Retained by
                           Sovereign-

PHILADELPHIA and BOSTON, September 7, 1999 -- Sovereign Bancorp [NASDAQ/NMS:SVRN] has entered into an agreement to acquire
278 branch offices, 160 offsite ATMs and 389 onsite ATMs, associated small business and middle market lending relationships, and portions of support operations, to be divested by Fleet Financial Group Inc. [NYSE:FLT] and BankBoston Corp. [NYSE:BKB], in the largest banking divesture in U.S. history, the companies announced today. These offices and related commercial banking lines of business will be called Sovereign Bank New England, with headquarters in Boston and major regional business and consumer banking centers throughout Massachusetts, Connecticut, Rhode Island and New Hampshire. Sovereign has also agreed to retain employees associated with divested businesses. It is anticipated that Sovereign Bancorp will assume ownership of these operations by the first half of 2000, and Sovereign Bank New England signs will begin going up immediately thereafter.
<PAGE 1>

The approximately $1.4 billion pre-tax, or $918 million after tax, transaction which equates to a 12% pre-tax premium, or after tax premium of 7.80%, includes approximately $12 billion in deposits and approximately $8 billion in loans. It includes about 176 branch offices and 116 remote ATMs in Massachusetts, 13 branches and 9 remote ATMs in New Hampshire, 50 branch offices and 17 remote ATMs in Rhode Island, and 39 branches and 18 remote ATMs in Connecticut. Also included in the acquisition are associated regional middle-market and small business loans, as well as portions of BankBoston's branch support units in Dorchester, MA; the BankBoston Consumer Lending Center in Providence, RI; and the BankBoston Telebanking Center in East Providence, RI. All related regional, middle-market and small business relationship managers and staff will be retained by Sovereign.

The final aggregate purchase price will be calculated at closing and will be based upon the level of deposits at closing. The transaction will be accounted for by the purchase method of accounting, with the entire premium paid being tax deductible. The transaction is expected to provide immediately single-digit accretion to Sovereign's GAAP operating income per share, and double-digit accretion to cash earnings per share.

Sovereign Bank will continue to be well-capitalized for regulatory purposes. In connection with the transaction, Sovereign intends to issue both equity and debt, through public and/or private sources. Sovereign is currently in discussions with key private investors for a significant equity financing.
In addition, Sovereign has received committed financing for up to $1.5 billion from Citibank/Salomon Smith Barney and Lehman Brothers. The Company's goal is to achieve a 5% tangible equity ratio at the holding company within 24 months from time of closing.

The transaction helps Fleet and BankBoston meet Department of Justice and Federal Reserve guidelines for approval of their pending merger, as it provides Sovereign Bancorp a leading presence in New England with a strong commercial banking focus. Fleet and BankBoston anticipate the announcement within the next several weeks of buyers for approximately 28 additional branches to be divested, and anticipate final closing of their merger by the fourth quarter of 1999.

"This transaction establishes Sovereign as a 'super regional' bank with assets in excess of $30 billion, positioning us as one of the strongest lenders to small and mid-sized businesses and consumers in the region, and providing compelling value enhancement for shareholders," said Jay S. Sidhu, Sovereign's Chief Executive Officer and President. "With this acquisition, we expect to achieve all of our publicly stated financial and
<PAGE 2> balance sheet goals for 2003 as early as the middle of next year. These include expected average earnings per share growth that is much higher than our industry averages, a 3.5% or higher net interest margin, and a foundation for a return on assets of about 1.2%. In addition, we believe it possible for Sovereign to realize up to a 25% internal rate of return. The businesses we are acquiring meet or enhance all of our critical success factors: superior asset quality, low interest rate risk, high productivity, and a commitment to a strong sales and service culture, delivered through committed team members.

"As a result of this acquisition, Sovereign will have the third largest banking presence in New England and we are delighted to bring our proven brand of community banking, delivered with a personal touch, to this region," said Sidhu. "We are committed to continuing to distinguish ourselves on the basis of superior customer service. Sovereign's 8,000 team members, together with its technology partners, Fiserv, UNISYS, and GE Capital, will work very hard to assure a smooth transition for our customers.

"Following the closing, Sovereign will have in excess of $30 billion in assets and will be a leading force in a region with powerful market demographics, and the only competitor with a franchise extending from Philadelphia to Boston. We are a very customer and shareholder-oriented company, with the ability, experience and desire to be a strong competitor in New England. We are particularly proud of our ability to deliver above-average returns to shareholders while hiring more experienced staff and without closing or consolidating any branches," Sidhu continued.

"Sovereign is retaining a talented senior management team and numerous committed employees in the operations we are acquiring," said Sidhu. "Our ability to draw upon their best practices and procedures, together with our proven success in integrating acquisitions, will help to assure that we realize the full benefit of this transaction for our shareholders." He noted that Sovereign has completed more than 25 acquisitions over the past 12 years, all of which have exceeded initial earnings projections.

The acquisition will also drive Sovereign's return on equity
(ROE) into the high teens, with tangible ROE expected to be in the twenties. Given the quality of the customer-base being acquired, the deposit portfolio's lower cost of funding and competitive lending yields, and depending upon the amount of initial equity raised, Sovereign expects the transaction to result in significantly improved net interest margins and reduced interest rate sensitivity.

Following the completion of the acquisition, Sovereign will have in excess of $30 billion in assets, $24 billion in deposits, and over $24 billion in deposits, and over $22 billion in loans. The company will have the third largest deposit franchise in Massachusetts, the third largest in Rhode Island, the third
<PAGE 3> largest in Southern New Hampshire, and the third largest franchise in the Hartford area. Sovereign will also be one of the leading small business lenders in New England. Sovereign's lines of business include commercial and consumer banking, auto finance, private banking, cash management, international banking services, credit cards, mortgage banking, asset-based lending, commercial real estate, trust services, Internet banking services and government banking.

This purchase is similar to Sovereign's 1998 purchase of 93 CoreStates bank branches that were divested in connection with First Union's merger with CoreStates. This transaction enhanced shareholder value while retaining significant numbers of jobs in the Philadelphia area, and maintaining CoreStates' strong commitment to supporting the community. It is Sovereign's intention to replicate their success in this transaction in the purchase of the Fleet/BankBoston branches throughout the New England area.

"We are pleased to have reached an agreement with Sovereign Bancorp that continues to foster competition, maintains investment in our communities, and ensures that maximum resources remain available for consumers as well as small- and medium-sized businesses," said Terrence Murray, Chairman and Chief Executive Officer of Fleet Financial Group. "We look forward to a smooth transition for affected Fleet and BankBoston customers and employees."

Chad Gifford, Chairman and Chief Executive Officer of BankBoston, said, "It was very important to us that Sovereign was enthusiastic about retaining Fleet and BankBoston employees from divested sites. This means that these talented and committed people can continue to serve customers and their new company at the same level they have exhibited with us. It is an understatement to say that we wish them the very best. We are pleased that many employees Sovereign will retain come from areas that are otherwise redundant. Along with ongoing attrition and our hiring freeze, this significantly reduces the number of employees who will be affected by our previously announced 5,000-position reduction. This has been an important issue for both Terry and me."

Sovereign's acquisition has been approved by the U.S. Department of Justice. Sovereign will file the purchase agreement with other regulators later this month, with final approvals expected in January. Conversion of customer accounts and systems is expected to occur during the second and third quarters of 2000.

Sovereign Bancorp presently is about the 40th largest financial institution in the United States. With roots dating back more than a century, Sovereign now has over 300 Community Banking Offices operating in Pennsylvania, northern Delaware and New Jersey. With the addition of Sovereign Bank of New England, Sovereign will have about 600 banking offices from New England to
<PAGE 4> Delaware, and will become about the 27th largest bank in the country.

After both the merger of Fleet and BankBoston and the divestiture of operations in connection with that merger are complete, Fleet Boston Corporation will be a $170 billion diversified financial services company and the eighth largest bank holding company with consumer and commercial platforms serving 20 million customers. The new company's lines of business will include commercial and consumer banking, institutional and investment banking, cash management, trade services, export finance, mortgage banking, corporate finance, asset-based lending, commercial real estate lending, equipment leasing, government banking, investment management services, credit cards, discount brokerages services, student loan processing, and full-services banking in Latin America.

This release contains statements of Sovereign's strategies, plans and objectives, as well as forecasts and other estimates of future operating results for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue creation. These statements and estimates constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements.

Factors that might cause such a difference include, but are not limited to: general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing products.

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